Exhibit 10.15(x)

ECOLAB INC. (the "Company")

RESTRICTED STOCK UNIT AWARD AGREEMENT

ARTICLE 1.GRANT OF AWARD.

The Company has adopted the Ecolab Inc. 2010 Stock Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”) to grant restricted Stock Unit Awards to certain employees of the Company and its Subsidiaries.  The Company hereby grants to you (the "Grantee") on the date set forth in your grant notice (the "Date of Grant") a restricted Stock Unit Award (the “Award”) consisting of the number of units set forth in the Grantee's grant notice (the “Award Units”), each of which is a bookkeeping entry representing the right to receive one share of the Company’s common stock, par value $1.00 per share (the “Common Stock”).  The Award and Award Units are subject to the terms, conditions, restrictions and risk of forfeiture set forth in this agreement (the "Agreement") and in the Plan.

ARTICLE 2.GRANT CONDITIONS AND RESTRICTIONS.

2.1Vesting of Award Units.  Subject to Section 2.4 and Article 3 of this Agreement, restrictions on the Award Units will lapse and the Award Units will vest on the third anniversary of the Date of Grant (such date, the “Vesting Date”), provided the Grantee remains in the continuous employ or service of the Company or any Subsidiary through the Vesting Date. The period from the Date of Grant to the Vesting Date is referred to in this Agreement as the "Restriction Period."

2.2Restrictions on Transferability.  Any attempt to transfer, assign or encumber the Award Units other than in accordance with this Agreement and the Plan will be null and void, and will result in the immediate termination and forfeiture of the Award.

2.3Dividends and Other Distributions.  The Grantee will have no right to receive dividends, dividend equivalents or other distributions with respect to Award Units.

2.4Change in Control.  If a Change in Control occurs during the Restriction Period, the effect on this Award shall be as provided in Section 14.2 of the Plan.  If vesting of Award Units should be accelerated in accordance with Section 14.2(b) of the Plan, such vested Award Units will be settled and paid to the Grantee as provided in Article 4.  If Award Units should be assumed in accordance with Section 14.2(a) of the Plan and then accelerated in accordance with Section 14.2(d) of the Plan, such vested Award Units will be settled and paid to the Grantee as soon as administratively practicable following such involuntary termination of employment or other service by the Company or its Subsidiaries for reasons other than Cause or a termination of employment or other service by the Grantee for Good Reason, in any event, no later than thirty (30) days thereafter.

ARTICLE 3.TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

3.1Generally.  This Award is subject only to service-based vesting conditions for purposes of Section 12 of the Plan.  Except as otherwise provided in this Article 3 or in Section 2.4 of this Agreement, the effect of the termination of the Grantee’s employment or other service with the Company and its Subsidiaries prior to the Vesting Date shall be as provided in Sections 12.3(b) and 12.5 of the Plan.

3.2Termination of Employment or Other Service Due to Death or Disability.  Notwithstanding Section 12.1 of the Plan, if the Grantee’s employment or other service with the Company and its Subsidiaries is terminated by reason of death or Disability then the Award Units shall remain outstanding and, subject to Section 12.5 of the Plan, be settled as provided in Article 4.

3.3Termination of Employment or Other Service Due to Retirement.  Notwithstanding Section 12.2 of the Plan or Section 3.4 of this Agreement, if the Grantee’s employment or other service with the Company and its Subsidiaries is terminated by reason of the Grantee’s Retirement, then (x) the Award Units shall terminate and be forfeited by the Grantee if such termination of employment or other service due to Retirement occurs within six (6) months following the Date of Grant, and (y) the Award Units shall remain outstanding if such termination of employment or other service due to Retirement occurs six (6) or more months following the Date of Grant and, subject to Section 12.5 of the Plan, shall be settled as provided in Article 4.

3.4Termination of Employment or Other Service for Reasons Other than Cause.  Notwithstanding Section 12.3 of the Plan and except as otherwise provided in Section 2.4 of this Agreement, if the Grantee’s employment or other service with the Company and its Subsidiaries is involuntarily terminated by the Company or its Subsidiaries for reasons other than Cause prior to the Vesting Date, then (x) the Award Units shall terminate and be forfeited by the Grantee if such termination of employment or other service occurs prior to the first anniversary of the Date of Grant, (y) 1/3 of the Award Units shall remain outstanding if such termination of employment or other service occurs on or following the first anniversary of the Date of Grant but prior to the second anniversary of the Date of Grant (and the remainder shall terminate and be forfeited), and (x) 2/3 of the Award Units shall remain outstanding if such termination of employment or other service occurs on or following the second anniversary of the Date of Grant but prior to the third anniversary of the Date of Grant (and the remainder shall terminate and be forfeited).  Subject to Section 12.5 of the Plan, Award Units that remain outstanding in accordance with this Section 3.4 shall be settled as provided in Article 4.

ARTICLE 4.SETTLEMENT OF VESTED AWARD UNITS.

Award Units that vest or remain outstanding in accordance with Article 2 and Article 3 (“Vested Award Units”) will be settled and paid to the Grantee as soon as administratively practicable following the Vesting Date and, in any event, no later than the fifteenth day of the third month following the Vesting Date; provided, that if Award Units are assumed in accordance with Section 14.2(a) of the Plan and then accelerated in accordance with Section 14.2(d) of the Plan, then such Vested Award Units shall be settled and paid to the grantee in accordance with Section 2.4 of this Agreement.  Each vested Award Unit will be paid to the Grantee in one share of Common Stock, provided that the Company will have no obligation to issue shares of Common Stock pursuant to this Agreement unless and until the Grantee has satisfied any applicable tax obligations pursuant to Article 8 below and such issuance otherwise complies with all applicable law.  Prior to the time the vested Award Units are settled, the Grantee will have no rights other than those of a general creditor of the Company.  The Award Units represent an unfunded and unsecured obligation of the Company.

ARTICLE 5.ADJUSTMENTS.

The number and kind of securities subject to this Award will be subject to adjustment under the circumstances and to the extent specified in Section 4.3 of the Plan.

ARTICLE 6.RIGHTS AS A STOCKHOLDER.

The Grantee will have no rights as a stockholder with respect to any of the Award Units until the Award Units are settled following vesting and the Grantee becomes the holder of record of shares of Common Stock.

ARTICLE 7.EMPLOYMENT OR SERVICE.

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 8.WITHHOLDING TAXES.

By accepting this Award, the Grantee (i) acknowledges his or her obligation to pay any federal, foreign, state and local withholding or employment-related taxes attributable to this Award as provided in Section 13 of the Plan, and (ii) consents and directs the Company or its third party administrator to withhold the number of shares of Common Stock issuable upon the vesting of some or all of the Award Units as the Company, in its sole discretion, deems necessary to satisfy such withholding obligations. For purposes of satisfying the Grantee’s withholding and employment-related tax obligations, shares withheld by the Company will be valued at their Fair Market Value on the date of settlement.

ARTICLE 9.AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION.

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Award Units and/or shares of Common Stock held and the details of all Award Units or any other entitlement to shares of Common Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”).  The Grantee understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the Company’s stock plan administrator.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Award Units under the Plan or with whom shares of Common Stock acquired pursuant to the vesting of the Award Units or cash from the sale of such shares may be deposited.  Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Grantee’s local human resources representative or the Company’s stock plan administrator in writing.  The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Award Units, and the Grantee’s ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative or the Company’s stock plan administrator.

ARTICLE 10.SUBJECT TO PLAN.

10.1Terms of Plan Prevail.  The Award and the Award Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision in this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.  References in this Agreement to specific Sections of the Plan refer to those Sections of the Plan as in effect on the Date of Grant.

10.2Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan, as in effect on the Date of Grant.

ARTICLE 11.MISCELLANEOUS.

11.1Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.2Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of law provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

11.3Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant, vesting and payment of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant, vesting and payment of this Award and the administration of the Plan.

11.4Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

11.5Captions.  The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.

11.6Electronic Delivery and Execution.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Incentive Award made or offered under the Plan.  The Grantee understands that, unless revoked by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement.  The Grantee also understands that the Grantee will have the right at any time to request that the Company deliver written copies of any and all materials referred to above.  The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that the Grantee’s electronic signature is the same as, and will have the same force and effect as, the Grantee’s manual signature.  The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

11.7Address for Notice.  All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters.  Notices to the Grantee shall be addressed to the Grantee at the address as from time to time reflected in the Company’s or Subsidiary’s employment records as the Grantee’s address.

11.8Severability.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

11.9Appendix.  Notwithstanding any provision of this Agreement to the contrary, this grant of Award Units and the shares of Common Stock acquired under the Plan shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for the Grantee’s country of residence.

11.10.Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company or its Subsidiaries for purposes of this Agreement and no payment or settlement shall be due to the Grantee under this Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company or its Subsidiaries within the meaning of Section 409A of the Code.  Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  Notwithstanding anything to the contrary in this Agreement, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any individual income tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Notwithstanding any provision in this Agreement or the Plan to the contrary, with respect to any Award (or portion thereof) that constitutes deferred compensation under Section 409A of the Code, to the extent required to avoid additional tax under Section 409A of the Code with respect to such Award, the Change in Control must also be a “change in control event” described in Treasury Regulations Section 1.409A-3(i)(5) or successor guidance. If all or a portion of an Award constitutes deferred compensation under Section 409A of the Code and such Award (or portion thereof) is to be settled, distributed or paid on an accelerated basis due to a Change in Control event that is not a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance, if such settlement, distribution or payment would result in additional tax under Section 409A of the Code, such Award (or the portion thereof) shall vest at the time of the Change of Control (provided such accelerated vesting will not result in additional tax under Section 409A of the Code), but settlement, distribution or payment, as the case may be, shall not be accelerated.

APPENDIX FOR NON-U.S. GRANTEES

ADDITIONAL TERMS AND CONDITIONS TO TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Notifications	A2
Terms and Conditions Applicable to All Non-U.S. Jurisdictions	A2
Terms and Conditions Applicable to Argentina	A4
Terms and Conditions Applicable to Australia	A5
Terms and Conditions Applicable to Belgium	A5
Terms and Conditions Applicable to Brazil	A5
Terms and Conditions Applicable to Canada	A5
Terms and Conditions Applicable to Chile	A6
Terms and Conditions Applicable to China (For PRC National Grantees)	A7
Terms and Conditions Applicable to Colombia	A8
Terms and Conditions Applicable to Croatia	A8
Terms and Conditions Applicable to Czech Republic	A8
Terms and Conditions Applicable to Denmark	A8
Terms and Conditions Applicable to Egypt	A9
Terms and Conditions Applicable to Finland	A9
Terms and Conditions Applicable to France	A9
Terms and Conditions Applicable to Germany	A9
Terms and Conditions Applicable to Guatemala	A9
Terms and Conditions Applicable to Hong Kong	A9
Terms and Conditions Applicable to India	A10
Terms and Conditions Applicable to Indonesia	A10
Terms and Conditions Applicable to Ireland	A10
Terms and Conditions Applicable to Italy	A11
Terms and Conditions Applicable to Japan	A12
Terms and Conditions Applicable to Malaysia	A12
Terms and Conditions Applicable to Mexico	A15
Terms and Conditions Applicable to the Netherlands	A16
Terms and Conditions Applicable to Pakistan	A16
Terms and Conditions Applicable to Panama	A16
Terms and Conditions Applicable to Philippines	A17
Terms and Conditions Applicable to Poland	A17
Terms and Conditions Applicable to Russia	A17
Terms and Conditions Applicable to Saudi Arabia	A17
Terms and Conditions Applicable to Singapore	A17
Terms and Conditions Applicable to South Africa	A18
Terms and Conditions Applicable to South Korea	A19
Terms and Conditions Applicable to Spain	A20
Terms and Conditions Applicable to Sweden	A22
Terms and Conditions Applicable to Switzerland	A22
Terms and Conditions Applicable to Taiwan	A22
Terms and Conditions Applicable to Thailand	A22
Terms and Conditions Applicable to Turkey	A23
Terms and Conditions Applicable to United Kingdom	A23
Terms and Conditions Applicable to Venezuela	A24

This Appendix includes the following additional terms and conditions that govern the Grantee’s Award Units for all Grantees that reside and/or work outside of the United States.

Notifications

This Appendix also includes notifications regarding exchange controls and other regulatory issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2018.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Stock Unit Awards ("Award Units") vest, or shares of Common Stock (“Shares”) are delivered in settlement of the Award Units, or the Grantee sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, further the Company, its Subsidiaries, nor the Company’s stock plan administrator (“Administrator”) is in a position to assure the Grantee of a particular result.  Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes following the Date of Grant, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language.  The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Award Unit, be drawn up in English.  If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Award Unit translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Compliance with Laws; Repatriation of Proceeds.  The Grantee agrees, as a condition of the grant of the Award Unit, to repatriate all payments attributable to the Award Unit and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with local law and all foreign exchange control rules and regulations applicable to the Grantee.  The Company and the Administrator reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the Award Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee.

Commercial Relationship.  The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Award Unit grant does not constitute an employment relationship between the Grantee and the Company.  The Grantee has been granted Award Units as a consequence of the commercial relationship between the Company and the Subsidiary that employs the Grantee, and the Subsidiary is the Grantee’s sole employer.  Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Subsidiary that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of any employment conditions and/or benefits provided by the Subsidiary that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary that employs the Grantee.

Private Placement.  The grant of the Award Units is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement.  As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award Units is not subject to the supervision of the local securities authorities.

Insider Trading.  The Grantee acknowledges that, depending on Grantee's or the Grantee's broker's country of residence or where the Company shares are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee's ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares or rights linked to the value of shares of Common Stock during such times the Grantee is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Grantee's country.  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information.  Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company's insider trading policy. The Grantee acknowledges that it is the Grantee's responsibility to comply with any restrictions and is advised to speak to the Grantee's personal advisor on this matter.

Data Privacy. In addition to Article 8 of this Agreement, upon request of the Company or the employer, the Grantee agrees to provide an executed data privacy consent form to the Company and/or the employer (or any other agreements or consents that may be required by the Company and/or the employer) that the Company and/or the employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee's participation in the Plan in compliance with the data privacy laws in my country, either now or in the future.  The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the employer.

Additional Acknowledgements.  The GRANTEE also acknowledges and agrees to the following:

•

The grant of the Award Unit is voluntary and occasional and does not create any contractual or other right to receive future grants of Award Units or benefits in lieu of the Award Unit even if Award Units have been granted repeatedly in the past.

•	The future value of the Shares and any related dividends or dividend equivalents is unknown and cannot be predicted with certainty.

•

No claim or entitlement to compensation or damages arises from the forfeiture of the Award Unit or any of the Award Units or related dividend equivalents, the termination of the Plan, or the diminution in value of the Award Units or Shares, and the Grantee irrevocably releases the Company, its Subsidiaries, the Administrator and their affiliates from any such claim that may arise.

•

None of the Company, its Subsidiaries, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Award Units, or the Grantee’s acquisition or sale of the Shares delivered in settlement of the Award Units.  The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Terms and Conditions Applicable to  European Union (“EU”) / European Economic Area (“EEA”)

Data Privacy. If the Grantee resides and/or is employed in the EU/EEA, Article 8 of the Agreement shall be replaced with the following:

The Company is located at 1 Ecolab Place, Saint Paul, Minnesota, 55102, U.S.A. and grants Award Units under the Plan to employees of the Company and its Subsidiaries in its sole discretion. The Grantee should review the following information about the Company’s data processing practices.

Data Collection and Usage. Pursuant to applicable data protection laws, the Grantee is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Grantee for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Award Units or any entitlement to Shares awarded, canceled, exercised, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee's employer. In granting the Award Units under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering employee equity awards. The Grantee's refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee's ability to participate in the Plan. As such, by participating in the Plan, the Grantee voluntarily acknowledges the collection, processing and use of the Grantee's personal data as described herein.

Stock Plan Administration Service Provider. The Company transfers participant data to E*TRADE Financial Corporate Services, Inc. an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade Shares. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Grantee’s ability to participate in the Plan.

International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to the Grantee if the Grantee's personal data is transferred to the United States. The Company’s legal basis for the transfer of the Grantee's personal data to the United States is to satisfy its contractual obligations to the Grantee and/or its use of the standard data protection clauses adopted by the EU Commission.

Data Retention. The Company will use the Grantee’s personal data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, the Company will remove it from its systems. If the Company keeps the Grantee’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s country of residence. For example, the Grantee’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Grantee’s country, and/or (vi) request a list with the names and addresses of any potential recipients of the Grantee’s personal data.  To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee should contact his or her local human resources department.

Terms and Conditions Applicable to Argentina

Securities Law Information.  Award Units and Shares issued by the Company are offered as a private transaction.  This offering is not subject to supervision by any Argentine governmental authority.

Exchange Control Information.    The Grantee is solely responsible for complying with the exchange control rules that may apply in connection with Grantee's participation in the Plan and/or the transfer of proceeds acquired under the Plan into Argentina. Prior to vesting in the Award Units or transferring proceeds into Argentina, the Grantee should consult his or her local bank and exchange control advisor to confirm the exchange control rules and required documentation.

Terms and Conditions Applicable to Australia

Securities Law Information.  If the Grantee acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Grantee should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Australian Addendum.  The Grantee understands and agrees that the offer of the Award Unit is subject to the conditions of the relief instrument issued by the Australian Securities and Investment Commission (ASIC) and that information on where the Grantee may view the relief instrument has been made available to the Grantee in the offer document related to the offer of the Award Unit.

Terms and Conditions Applicable to Belgium

Tax Reporting.   Belgian residents are required to report any security (e.g., shares of Common Stock acquired under the Plan) or bank account held outside of Belgium on their annual tax return.  In a separate report, they will be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available at the website of the National Bank of Belgium.  Belgian residents should consult with their personal tax advisors to determine their reporting obligations.

Brokerage Account Tax. A brokerage account tax may apply if the average annual value of the securities the Grantee holds (e.g., Shares acquired under the Plan) in a brokerage or other securities account exceeds certain thresholds. The Grantee understands that the calculation of this tax is complex and the Grantee should consult his or her personal tax advisor for details regarding this obligation.

Terms and Conditions Applicable to Brazil

Labor Law Acknowledgment.  By accepting the Award Units, the Grantee agrees that the Grantee is (i) making an investment decision, (ii) shares of Common Stock will be issued to the Grantee only if the vesting conditions are met and (iii) the value of the underlying shares are not fixed and may increase or decrease in value over the vesting period without compensation to the Grantee.

Exchange Control Information.  If the Grantee is a resident or domiciled in Brazil, the Grantee is required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000.  Assets and rights that must be reported include Shares acquired under the Plan.

Tax on Financial Transaction (IOF).  Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions.  It is Grantee's responsibility to comply with any applicable Tax on Financial Transactions arising from Grantee's participation in the Plan.  Grantee should consult with his or her personal tax advisor for additional details.

Terms and Conditions Applicable to Canada

Award Units Payable Only in Shares.  Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of Award Units does not provide any right for the Grantee to receive a cash payment, rather the Award Units are payable in Shares only.

Resale Restriction.  The Grantee is permitted to sell the Shares acquired upon vesting through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.  The shares are currently listed on the New York Stock Exchange.

Termination Date. The Grantee ceases to be employed with the Company or its Subsidiaries on the later of (i) the date that is the last day of any statutory notice of termination period applicable to the Grantee pursuant to applicable employment standards legislation, and (ii) the date that is designated by the Company or any Subsidiary as the last day of the Grantee’s employment with the Company or any Subsidiary.  The date that the Grantee ceases to be employed by the Company or its Subsidiaries specifically does not mean the date on which any period of reasonable notice that the Company or any Subsidiary may be required at law to provide to the Grantee expires.

The following provision will apply if the Grantee is a resident of Quebec:

Use of English Language. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy Notice and Consent.    This provision supplements Article 8 of this Agreement:  The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Grantee further authorizes the Company and any Subsidiary or affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors.  The Grantee further authorizes the Company and any Subsidiary or affiliate to record such information and to keep such information in the Grantee's employee file.

Terms and Conditions Applicable to Chile

Labor Law Acknowledgment.  The Award Units and shares of Common Stock underlying the Award Units, and the income and value of same, shall not be considered as part of the Grantee's remuneration for purposes of determining the calculation base of future indemnities, whether statutory or contractual, for years of service (severance) or in lieu of prior notice, pursuant to Article 172 of the Chilean Labor Code.

No Offering of Securities in Chile.  In accordance with ruling n° 336 of the Chilean Commission for the Financial Markets (“CMF”), the grant of the Award Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.  As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

Esta Oferta de Unidades de Acciones Restringidas constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Oferta.  Esta oferta de Unidades de Acciones Restringidas se acoge a las disposiciones de la Norma de Carácter General Nº 336 (“NCG 336”) de la Comisión para el Mercado Financiero Chilena (“CMF”).  Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta.  Por tratarse de valores no inscritos en Chile no existe la obligación por parte de la Compañía de entregar en Chile información pública respecto de los mismos.  Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Exchange Control Notice. The Grantee is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends or dividend equivalents.  However, if the Grantee decides to repatriate such funds, the Grantee must do so through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office in Chile) if the amount of the funds exceeds USD 10,000.  In such case, the Grantee must report the payment to the commercial bank or registered foreign exchange office receiving the funds.  If the Grantee does not repatriate the proceeds and uses such proceeds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, the Grantee must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank of Chile within the first 10 days of the month immediately following the transaction.

The Grantee is responsible for complying with foreign exchange requirements in Chile. For general information purposes, as of the date hereof, the Grantee’s aggregate investments held outside Chile exceed USD 5,000,000 (including the Shares and any other cash proceeds obtained under the Plan), the Grantee must report the investments annually to the Central Bank.  Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.  Please note that exchange control regulations in Chile are subject to change.  The Grantee should consult with his or her personal legal advisor regarding any exchange control obligations that the Grantee may have prior to vesting in the RSUs, receiving proceeds from the sale of Shares acquired upon vesting of the RSUs or cash dividends or dividend equivalents.

Terms and Conditions Applicable to China (For PRC National Grantees)

Satisfaction of Regulatory Obligations.  If the Grantee is a national of the Peoples’ Republic of China (“PRC”), this grant is subject to additional terms and conditions, as determined by the Company in its sole discretion, in order for the Company to maintain the applicable approvals from the PRC State Administration of Foreign Exchange (“SAFE”) and to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations.

Exchange Control Requirements.  The Grantee understands and agrees that, due to exchange control laws in China, the Grantee will be required to immediately repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to China.  The Grantee further understands that the repatriation of such amounts may need to be effected through a special exchange control account established by the Company or the Subsidiary in China, and the Grantee hereby consents and agrees that all amounts derived from the Award Unit granted under the Plan may be transferred to such special account prior to being delivered to the Grantee’s personal account.  Further, the Grantee specifically authorizes the Company, the Subsidiary that employs the Grantee, the Administrator or their respective agents, to sell the Shares acquired under the Plan, no later than six months following the termination of the Grantee’s employment or service or at some other time determined by the Company or the Administrator, and to repatriate the sale proceeds in such manner as may be designated by the Company or the Administrator.

Shares Must Remain With Company’s Designated Broker.  The Grantee agrees to hold the Shares received upon vesting of the Award Units with the Company’s designated broker until the Shares are sold.

Administration.  The Company shall not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Award Unit in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

Terms and Conditions Applicable to Colombia

Securities Law Information. The shares of Common Stock subject to the Award Units are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information.    Investment and assets (such as Shares) held abroad must be registered with the Central Bank (Banco de la Republica) if the value the Grantee’s aggregate investments and assets abroad (as of December 31st of the relevant fiscal year) equals or exceeds US$500,000.  In addition, when the Grantee sells or otherwise dispose of any Award Units acquired under the Plan, if the investment was registered with the Central Bank, the Grantee must cancel the registration no later than March 31st of the year following the year in which the Shares were sold.  If the Grantee does not cancel the registration by the above-mentioned deadline, the Grantee will be subject to a fine of up to 200% of the value of the registered amount.

Terms and Conditions Applicable to Croatia

Cash Settlement.  Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Grantee's Award Unit may only be settled in cash.

Terms and Conditions Applicable to Czech Republic

Cash Settlement.  Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Grantee's Award Unit may only be settled in cash.

Terms and Conditions Applicable to Denmark

Treatment of Award Unit Upon Termination of Service.  Notwithstanding any provisions in the Agreement to the contrary, unless the Grantee is a member of registered management who is not considered a salaried employee, the treatment of the Award Units upon the Grantee's termination of employment shall be governed by the Act on Stock Options in Employment Relations. However, if the provisions in the Agreement or the Plan governing the treatment of the Award Units upon a termination of employment are more favorable, then the provisions of the Agreement or the Plan will govern.

Terms and Conditions Applicable to Egypt

Exchange Control Information.  If the Grantee transfers funds into or out of Egypt in connection with the Plan, Grantee is required to transfer the funds through a registered bank in Egypt.

Terms and Conditions Applicable to Finland

Tax Withholding.  Notwithstanding anything in Article 7 of the Agreement or Section 13 of the Plan to the contrary, if the Grantee is a local national of Finland, any Tax-Related Items shall be withheld only in cash from the Grantee's regular salary/wages or other amounts payable to the Grantee in cash, or such other withholding methods as may be permitted under the Plan and allowed under local law.

Terms and Conditions Applicable to France

Use of English Language.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Non-Qualified Awards.  The Award Units are not intended to qualify for specific tax or social security treatment in France.  The Company has decided not to provide terms and conditions of the grant in compliance with the French Commercial Code provisions on French qualified awards.

Terms and Conditions Applicable to Germany

Exchange Control Information.    Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank.  The Grantee is responsible for obtaining the appropriate form from the remitting bank and complying with the applicable reporting obligations.

Terms and Conditions Applicable to Guatemala

Extraordinary Item of Compensation.  The Grantee understands and agrees that any additional revenues or income arising from the Award Units, their vesting and/or sale of the Shares the Grantee acquires pursuant to the Award Units, shall not constitute salary or benefit arising from any employment agreement, as such revenues or income are unrelated to such employment agreement.

Terms and Conditions Applicable to Hong Kong

Timing and Manner of Payment of Award Units.  Award Units granted in Hong Kong shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of Award Units that become non-forfeitable upon the date of payment and the Award Units shall not be paid in a lump sum cash payment, notwithstanding any discretion contained in the Plan or any provision in the Agreement.

Sale of Shares.  If, for any reason, the Award Units vest and become non-forfeitable and Shares are issued to the Grantee within six months of the Date of Grant, the Grantee agrees that he or she will not dispose of any such Shares prior to the six-month anniversary of the Date of Grant.

Securities Law Information.  The Award Units and any Shares to be issued pursuant to the Award Units are not a public offer of securities and are available only for employees of the Company or any of its Subsidiaries participating in the Plan.  The contents of the Agreement, this Appendix and the Plan have not been reviewed by any regulatory authority in Hong Kong.  The Grantee is advised to exercise caution in relation to the Award Unit.  If the Grantee is in any doubt as to the contents of the Agreement, this Appendix or the Plan, the Grantee should obtain independent professional advice.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

Terms and Conditions Applicable to Hungary

Cash Settlement.  Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Grantee's Award Unit may only be settled in cash.

Terms and Conditions Applicable to India

Exchange Control Information.  The Grantee understands that he or she must repatriate to India any proceeds from the sale of Shares acquired under the Plan and any dividend equivalent payment within 90 days of receipt, and any cash dividends within 180 days of receipt.  The Grantee will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Grantee deposits the foreign currency.  The Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Grantee's employer requests proof of repatriation.

Terms and Conditions Applicable to Indonesia

Exchange Control Information.  If the Grantee remits funds (including proceeds from the sale of Shares) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes.  For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and the Grantee may be required to provide information about the transaction (e.g., the relationship between the Grantee and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.

Terms and Conditions Applicable to Ireland

Director Notification Information.  If the Grantee is a director, shadow director or secretary of an Irish Subsidiary or affiliate whose interests meet or exceed 1% of the Company’s voting rights, pursuant to Section 53 of the Irish Company Act 1990, the Grantee must notify the Irish Subsidiary or affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., Award Units, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director, shadow director  or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or minor children, whose interests will be attributed to the director, shadow director or secretary.

Terms and Conditions Applicable to Italy

Exchange Control Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (such as cash, Shares) which may generate income taxable in Italy are required to report such assets on their annual tax returns or on a special form if no tax return is due.  The same reporting duties apply to Italian residents who are beneficial owners of the foreign financial assets pursuant to Italian money laundering provisions, even if they do not directly hold the foreign asset abroad.  The Grantee is advised to consult his or her personal legal advisor to ensure compliance with applicable reporting requirements.

Terms and Conditions Applicable to Japan

Foreign Asset/Account Reporting Notice. The Grantee will be required to report details of any assets held outside of Japan as of December 31 (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000.  Such report will be due by March 15 each year.  The Grantee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Grantee and whether the Grantee will be required to report details of any outstanding Award Units, Shares or cash held by the Grantee in the report.

Terms and Conditions Applicable to Malaysia

Director Notification.  If the Grantee is a director of a Malaysian Subsidiary or affiliate of the Company, the Grantee is subject to certain notification requirements under the Malaysian Companies Act.  Among these requirements is an obligation to notify the Company’s Malaysian Subsidiary or affiliate in writing when the Grantee receives or disposes of an interest (e.g., Award Units or Shares) in the Company or any related company.  This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

Consent to Collection, Processing and Transfer of Personal Data.  This provision replaces Section 9 of the Agreement in its entirety:

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data, as described in this Appendix and any other Award Unit grant materials by and among, as applicable, the Company and Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan.

The Grantee understands that the Company and Subsidiaries may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Award Units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).  The Data is supplied by the Company and also by the Grantee through information collected in connection with the Agreement and the Plan.

Anda dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang diterangkan dalam Lampiran ini dan apa-apa bahan Opsyen yang lain oleh dan di antara, seperti yang berkenaan, Syarikat dan Ahli Gabungan untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan.

Anda memahami bahawa Syarikat dan Ahli Gabungan mungkin memegang maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer saham Biasa atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua Opsyen, atau apa-apa hak lain atas syer Biasa saham yang dianugerahkan,  dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah anda, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut ("Data"). Data tersebut dibekalkan oleh Syarikat dan juga oleh anda berkenaan dengan Perjanjian dan Pelan.

The Grantee understands that Data will be transferred to the current stock plan service providers or a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee's country. The Grantee understands that if the Grantee resides outside the United States, the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative at ECOLAB SDN BHD, Suite 12-01,12-02,12-03A, Level 12, The Pinnacle, Persiaran Lagoon, Bandar Sunway,46150 Petaling Jaya, Selangor MALAYSIA.. The Grantee authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the stock received upon exercise of Award Units may be deposited.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan.  The Grantee understands that if the Grantee resides outside the United States, the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, limit the processing of Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local human resources representative.  Further, the

Anda memahami bahawa Data ini akan dipindahkan kepada pembekal perkhidmatan pelan saham semasa atau pembekal perkhidmatan pelan saham yang mungkin  dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Anda memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda. Anda memahami bahawa sekiranya anda menetap di luar Amerika Syarikat, anda boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan anda ECOLAB SDN BHD, Suite 12-01,12-02,12-03A,Level 12, The Pinnacle, Persiaran Lagoon, Bandar Sunway,46150 Petaling Jaya, Selangor MALAYSIA.   Anda memberi kuasa kepada Syarikat,  pembekal perkidmatan pelan saham dan mana-mana penerima-penerima kemungkinan lain yang mungkin akan membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan, termasuk segala pemindahan Data tersebut sebagaimana yang dikehendaki kepada broker, egen eskrow atau pihak ketiga  dengan siapa syer Biasa saham diterima semasa peletakhakan Opsyen mungkin didepositkan.  Anda memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan anda dalam Pelan. Anda memahami bahawa sekiranya anda menetap di luar Amerika Syarikat, anda boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-

Grantee understands that the Grantee is providing the consent herein on a purely voluntary basis.  If the Grantee does not consent, or if the Grantee later seek to revoke consent, the Grantee's employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company may not be able to grant Award Units or other equity awards or administer or maintain such awards to the Grantee. Therefore, the Grantee understands that refusing or withdrawing consent may affect the Grantee's ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local  human resources representative.

Please take note that by electronically accepting this award agreement, the Grantee has confirmed that the Grantee explicitly, voluntarily and unambiguously consents to the collection, use and transfer of the Grantee's personal data in accordance with the terms in this notification. However, if for any reason the Grantee does not consent to the processing of the Grantee's personal data, the Grantee has the right to reject such consent by contacting the Grantee's local human resources representative at ECOLAB SDN BHD, Suite 12-01,12-02,12-03A, Level 12, The Pinnacle, Persiaran Lagoon, Bandar Sunway,46150 Petaling Jaya, Selangor MALAYSIA.

pindaan dilaksanakan ke atas Data, mengehadkan pemprosesan Data, atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan.  Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela semata-mata. Sekiranya anda tidak bersetuju, atau sekiranya anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Syarikat tidak akan terjejas; satu-satunya akibat buruk sekiranya anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan Opsyen atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut kepada anda. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan. Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan.

Sila ambil perhatian bahawa dengan menerima perjanjian anugerah ini secara elektronik, anda mengesahkan bahawa anda secara eksplisit, sukarela, dan tanpa sebarang keraguan bersetuju dengan pengumpulan, penggunaan, dan pemindahan data peribadi anda mengikut terma-terma dalam notis ini. Walaubagaimanapun, jika atas apa-apa sebab-sebab tertentu anda tidak bersetuju dengan pemprosesan data peribadi anda, anda mempunyai hak untuk menolak persetujuan anda dengan menghubungi wakil sumber manusia tempatan anda di ECOLAB SDN BHD, Suite 12-01,12-02,12-03A,Level 12, The Pinnacle, Persiaran Lagoon, Bandar Sunway,46150 Petaling Jaya, Selangor MALAYSIA.

Terms and Conditions Applicable to Mexico

Extraordinary Item of Compensation.  The Grantee expressly recognizes and acknowledges that the Grantee's participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Grantee's free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement and this Appendix.   As such, the Grantee acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue participation in the Plan at any time and without any liability.  The value of the Award Units are an extraordinary item of compensation outside the scope of the Grantee's employment contract, if any.  The Award Units are not part of the Grantee's regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s local affiliate in Mexico that employs the Grantee.

Terms and Conditions Applicable to the Netherlands

Securities Law Information.  The Grantee should be aware of Dutch insider-trading rules, which may impact the sale of Shares acquired at vesting of the Award Units.  In particular, the Grantee may be prohibited from effectuating certain transactions involving Shares during the period in which the Grantee possesses “inside information” regarding the Company.

By accepting the Award Units, the Grantee acknowledges having read and understood the Securities Law Information and further acknowledge that it is the Grantee's responsibility to comply with the following Dutch insider trading rules:

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands.  “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.  The insider could be any employee of the Company or a Subsidiary or affiliate in the Netherlands who has inside information as described herein.

Waiver of Termination Rights.  As a condition to the grant of the Award Units, the Grantee hereby waives any and all rights to compensation or damages as a result of a Termination of Service for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Grantee ceasing to have rights under, or ceasing to be entitled to any Award Units under the Plan as a result of such termination.

Terms and Conditions Applicable to the New Zealand

Securities Law Information.  Warning:  This is an offer of rights to receive shares of Common Stock upon vesting of the Award Units subject to the terms of the Plan and the Agreement.  Award Units give the Grantee a stake in the ownership of the Company.  The Grantee may receive a return if dividends are paid on the Shares.

If the Company runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preferred shares have been paid.  The Grantee may lose some or all of the investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme.  As a result, the Grantee may not be given all the information usually required.  The Grantee will also have fewer other legal protections for this investment.

The Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing to participate in the Plan.

In addition, the Grantee is hereby notified that the documents listed below are available for review at the web addresses listed below:

1.      Ecolab Inc.’s most recent Annual Report (Form 10-K) - http://investor.ecolab.com/earnings-center/sec-filings

2.      Ecolab Inc.’s most recent published financial statements - http://investor.ecolab.com/earnings-center/sec-filings

3.      The Plan and the Agreement - www.etrade.com/stockplans

The Grantee acknowledges that the Grantee may have a copy of the above documents sent to the Grantee, without fee, on written request being mailed to Investor Relations at Ecolab Inc., 1 Ecolab Place, Saint Paul, Minnesota, 55102, U.S.A. The telephone number at the executive offices is 651-250-2809.

As noted above, the Grantee is advised to carefully read the materials provided before making a decision whether to participate in the Plan.  The Grantee is also encouraged to contact the Grantee's  personal tax advisor for specific information concerning the Grantee's personal tax situation with regard to Plan participation.

Terms and Conditions Applicable to Pakistan

Cash Settlement.  Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Grantee's Award Unit may only be settled in cash.

Terms and Conditions Applicable to Panama

Securities Law Notice. Neither the Award Units nor the Shares that the Grantee may acquire under the Plan constitute a public offering of securities, as they are available only to eligible employees of the Company, its affiliates and its Subsidiaries.

Terms and Conditions Applicable to Philippines

Cash Settlement.  Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Grantee's Award Unit may only be settled in cash.

Terms and Conditions Applicable to Poland

Foreign Asset/Account Reporting Information.  If Grantee maintains bank or brokerage accounts holding cash and foreign securities (including shares of Common Stock) outside of Poland, Grantee will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds a certain threshold.  If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

Exchange Control Information. If the Grantee holds foreign securities (including shares of Common Stock) and maintains accounts abroad, the Grantee may be required to file certain reports with the National Bank of Poland.  Specifically, if the value of securities and cash (when combined with all other assets held abroad) held in such foreign accounts exceeds PLN 7 million, the Grantee must file reports on the transactions and balances of the accounts on a quarterly basis.  Further, any fund transfers into or out of Poland in excess of €15,000 must be effected through a bank in Poland.  Polish residents are required to store all documents related to foreign exchange transactions for a period of five (5) years.

Terms and Conditions Applicable to Russia

No Offering of Securities in Russia.   The grant of the Award Units is not intended to be an offering of securities within the territory of the Russian Federation, and the Grantee acknowledges and understands that the Grantee will be unable to make any subsequent sale of the Shares acquired pursuant to the Award Units in the Russian Federation.

Cash Payments to a Russian Bank Account. If the Grantee is a Russian citizen, any sales proceeds resulting from the sales of shares acquired upon settlement of the Award Unit(s) may only be delivered to a bank account that the Grantee maintains with an authorized bank in Russia.

Foreign Asset/Account Reporting Information.  Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details.  Russian residents are also required to file with the Russian tax authorities reports of the transactions in their foreign bank accounts.  Grantee should consult with his or her personal tax advisor for additional information about these reporting obligations.

Anti-Corruption Notification. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign-source financial instruments (e.g., shares of foreign companies such as the Company).  Accordingly, if the Grantee is covered by these laws, the Grantee should inform the Company because the Grantee should not hold Shares that may be acquired under the Plan.

Terms and Conditions Applicable to Saudi Arabia

Securities Law Notification. This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. The Grantee understands that if the Grantee does not understand the contents of this document, the Grantee should consult an authorized financial advisor.

Terms and Conditions Applicable to Singapore

Director Notification Information.  If the Grantee is a director, associate director or shadow director of a Singapore Subsidiary, the Grantee is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Grantee is a Singapore resident or employed in Singapore.  Among these requirements is an obligation to notify the Singapore Subsidiary of an interest (e.g., Award Units, Shares) in the Company or any related companies within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., vesting of Award Units, sale of Shares), or (iii) becoming a director, associate director or shadow director if such an interest exists at the time..  The Grantee may contact the Company to obtain a copy of the notification form.

Securities Law Information.  The grant of the Award Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Grantee should note that the Award Units are subject to section 257 of the SFA and the Grantee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Award Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

Terms and Conditions Applicable to South Africa

Exchange Control Obligations.  The Grantee is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa.  As the Exchange Control Regulations change frequently and without notice, the Grantee should consult his or her legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current Exchange Control Regulations.  Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from the Grantee's failure to comply with applicable laws.

Securities Law Notice. Neither the Award Units nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority. Pursuant to Section 96 of the Companies Act, the offer must be finalized on or before the 60th day following the grant date.  If you do not want to accept the Award Units, you are required to decline the offer no later than the 60th day following the grant date.  If you do not reject the offer on or before the 60th day following the grant date, you will be deemed to have accepted the Award Units.

Terms and Conditions Applicable to South Korea

Consent to Collection/Processing/Transfer of Personal Data.  The following provision shall replace Section 9 of the Agreement in its entirety:

Pursuant to applicable personal data protection laws, the Company hereby notifies the Grantee of the following in relation to the Grantee's personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award Unit and the Grantee's participation in the Plan.  The collection, processing and transfer of the Grantee's personal data is necessary for the Company’s administration of the Plan and the Grantee's participation in the Plan, and although the Grantee have the right to deny or object to the collection, processing and transfer of personal data, the Grantee's denial and/or objection to the collection, processing and transfer of personal data may affect the Grantee's participation in the Plan.  As such, the Grantee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein. The Company shall retain and use the Grantee's personal data until the purpose of the collection and use of the Grantee's personal data is accomplished and shall promptly destroy the Grantee's personal data thereafter.

The Company holds certain personal information about the Grantee, including the Grantee's name, home address and telephone number, date of birth, social security number (resident registration number) or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options, units or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Grantee's favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Grantee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Grantee's country of residence (and country of employment, if different).  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Grantee's participation in the Plan.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of the Grantee's participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  The third party recipients of Data may be any affiliates of the Company and / or a third-party stock plan administrator or any successor or any other third party that the Company or third party stock plan administrator (or its successor) may engage to assist with the implementation, administration and management of the Plan from time to time. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  The Grantee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Grantee's behalf to a broker or other third party with whom the Grantee may elect to deposit any shares acquired pursuant to the Plan. Such third parties to which the Company will transfer the Grantee's personal data shall retain and use the Grantee's personal data until the purpose of the collection and use of the Grantee's personal data is accomplished and shall promptly destroy the Grantee's personal data thereafter.    The Company and any third party recipient of the Data will use, process and store the Data only to the extent they are necessary for the purposes described above.

The Grantee may, at any time, exercise the Grantee's rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Grantee's participation in the Plan, and (e) withdraw the Grantee's consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Grantee's Award Unit will be null and void).  The Grantee may seek to exercise these rights by contacting the Grantee's local Human Resources manager or the Company’s stock plan administrator.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT AND CLICKING "ACCEPT":

1)	I AGREE TO THE COLLECTION AND USE OF MY PERSONAL DATA.

2)	I agree to the provision of my Personal Data to a third party and transfer of my Personal Data overseas.

I agree to the processing of my unique identifying information (resident registration number).

Foreign Asset / Account Reporting Information.   Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) based in foreign countries to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Grantee should consult with his or her personal tax advisor for additional information about this reporting obligation.

Terms and Conditions Applicable to Spain

Nature of Award.  In accepting the grant of Award Units, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Award Units under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis.  Consequently, the Grantee understands that the Award Units are granted on the assumption and condition that the Award Units and the Shares acquired upon lapse of the restrictions relating to the Award Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Award Units shall be null and void.

The Grantee understands and agrees that, as a condition of the grant of the Award Units, the termination of the Grantee’s continuous status as an employee for any reason (including the reasons listed below) will automatically result in the loss of the Award Units to the extent the Award Units have not vested as of date the Grantee is no longer actively employed.  In particular, the Grantee understands and agrees that any unvested Award Units as of the date the Grantee is no longer actively employed will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of the Grantee’s continuous status as an employee by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the employing Subsidiary and  under Article 10.3 of the Royal Decree 1382/1985.  The Grantee acknowledges that he or she has read and specifically accepts the conditions referred to in this Appendix.

Securities Law Information.  No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Plan or an Award Unit.  The Plan, the Agreement (including this Appendix) and any other documents evidencing the grant of the Award Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information.  The acquisition, ownership and sale of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness.  Generally, the declaration must be made in January for Shares acquired or sold during (or owned as of December 31 of) the prior year. The Grantee may also be required to declare any securities accounts (including brokerage accounts held abroad) depending on the value of the transactions during the relevant year or the balances in such accounts as of December 31 of the relevant year.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) exceeding €50,000, the Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made.  The Grantee will need to provide the institution with the following information: (i) the Grantee’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.  After such foreign currency payments are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  If reporting is required, the Grantee must file the report on form 720 by March 31 following the end of the relevant year.

The Grantee is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Grantee as a result of participation in the Plan, the acquisition and/or sale of the Shares and/or the transfer of funds in connection with the award.  The Grantee should consult his or her legal advisor to confirm the current reporting requirements when he or she acquires Shares, sells Shares and/or transfers any funds related to the Plan to Spain.

Terms and Conditions Applicable to Sweden

Tax Withholding.  Notwithstanding anything in Article 7 of the Agreement or Section 13 of the Plan to the contrary, if the Grantee is a tax resident of Sweden, any Tax-Related Items shall be withheld only in cash from the Grantee's regular salary/wages or other amounts payable to the Grantee in cash, or such other withholding methods as may be permitted under the Plan and allowed under local law.

Terms and Conditions Applicable to Switzerland

Securities Law Information.  The Award Units are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials relating to the Plan constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations and neither this document nor any other materials relating to the Plan may be publicly distributed nor otherwise made publicly available in Switzerland.

Terms and Conditions Applicable to Taiwan

Data Privacy.  In addition to the consent to the collection, use and transfer of Data as described in Section 9 of the Agreement, upon request of the Company or an employing Subsidiary, the Grantee agrees to provide any other executed data privacy consent form (or any other agreements or consents that may be required by the Company or the employing Subsidiary) should the Company and/or the employing Subsidiary deem such agreement or consent necessary under applicable data privacy laws, either now or in the future.  The Grantee understands the he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

Exchange Control Information.  The Grantee may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification.  If the transaction amount is US$500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form.  If the transaction amount is US$500,000 or more in a single transaction, the Grantee must also provide supporting documentation to the satisfaction of the remitting bank.

Terms and Conditions Applicable to Thailand

Exchange Control Information.    The Grantee must repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand immediately upon receipt and to convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand.  If the amount of the proceeds is equal to or greater than US$50,000, the Grantee must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.  If the Grantee does not comply with this obligation, the Grantee may be subject to penalties assessed by the Bank of Thailand.  Because exchange control regulations change frequently and without notice, the Grantee should consult a legal advisor before selling Shares to ensure compliance with current regulations.  It is the Grantee's responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Grantee's employer will be liable for any fines or penalties resulting from the Grantee's failure to comply with applicable laws.

Terms and Conditions Applicable to Turkey

Securities Law Notice.  Under Turkish law, Grantee is not permitted to sell any shares of Common Stock acquired under the Plan in Turkey.  The shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “ECL” and the shares may be sold through this exchange.

Financial Intermediary Obligation.  Grantee acknowledges that any activity related to investments in foreign securities (e.g., the sale of shares of Common Stock) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board.  Grantee is solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.

Terms and Conditions Applicable to the United Kingdom

Tax Loan.  If payment or withholding of the income tax due in connection with the Award Units is not made within ninety (90) days of the end of the U.K. tax year in which the income tax liability arises or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Grantee to the employer, effective as of the Due Date.  The Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in the Agreement, or in the sole discretion of the Company.  Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax liability.  In the event that the Grantee is a director or executive officer and the income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable.  The Grantee will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the employer (as appropriate) for the value of any employee NICs due on this additional benefit which may be collected from Grantee by the Company or the Subsidiary by any of the means referred to in the Agreement.

Exclusion of Claim.  The Grantee acknowledges and agrees that the Grantee will have no entitlement to compensation or damages in consequence of the termination of the Grantee's employment with the Company or its Subsidiaries or affiliates for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from the Grantee ceasing to have rights under or to be entitled to the Award Units as a result of such termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award Units.  Upon the grant of Award Units, the Grantee shall be deemed irrevocably to have waived any such entitlement.

Terms and Conditions Applicable to Venezuela

Securities Law Notice. The Award Units granted under the Plan and the Shares issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan government securities regulations.

Exchange Control Information.  Exchange control restrictions may limit the ability to vest in the Award Units or to remit funds into Venezuela following the sale of Shares acquired under the Plan. The Company reserves the right to further restrict the settlement of the Award Units or to amend or cancel the Award Units at any time to comply with the applicable exchange control laws in Venezuela.  However, ultimately, the Grantee is responsible for complying with exchange control laws in Venezuela and the Company, the Grantee and any other Subsidiary or affiliate will not be liable for any fines or penalties resulting from the Grantee’s failure to comply with applicable laws.  Because exchange control laws and regulations change frequently and without notice, the Grantee should consult with his or her personal legal advisor before accepting the Award Units to ensure compliance with current regulations.